Exhibit 10.24

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 2ND day of August, 2005 (the “Effective Date”), by and between EXAR CORPORATION, a Delaware corporation (the “Company”), and ROUBIK GREGORIAN (“Executive”).

WHEREAS, the Company desires to continue to employ Executive to provide executive management services to the Company and wishes to provide Executive with certain compensation and benefits in return for Executive’s continued services; and

WHEREAS, Executive wishes to continue to be employed by the Company and provide executive management services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE 1

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1 “Board” means the Board of Directors of the Company.

1.2 “Cause” will mean (i) Executive’s conviction of or plea of nolo contendere to any felony or any crime involving moral turpitude or dishonesty; (ii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; (iii) a failure by Executive to substantially perform Executive’s material duties under the Agreement other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment; (iv) a material breach of the Proprietary Rights and Nondisclosure Agreement dated April 10, 1995 (the “Proprietary Rights Agreement”), or any other material agreement between Executive and the Company concerning the terms and conditions of Executive’s employment between the Company and Executive; (v) Executive’s willful violation of a material Company employment policy (including, without limitation, any insider trading policy), (vi) Executive’s willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to the business, financial condition, reputation or assets of the Company or any of its subsidiaries; or (vii) Executive’s failure to cooperate fully with the Company in connection with any and all existing or future litigation, arbitrations, mediations or investigations whether internal or brought by or against the Company or any of its affiliates in which the Company reasonably deems Executive’s cooperation is necessary or desirable.

1.3 “Change of Control” means (i) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five

Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) a transaction or a group of related transactions involving the sale of all or substantially all of the Company’s assets; and (iii) the acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any subsidiary of the Company) of the beneficial ownership, directly or indirectly, or securities of the Company representing more than thirty-five (35%) of the combined voting power in the election of members of the Board. For purposes of this definition a “Change of Control” will not include (i) any transaction the sole purpose of which is to change the state of incorporation of the Company, or (ii) an acquisition of ownership interests by any “Eligible Employee” (as defined in the Company’s Executive Officers’ Group I Change of Control Severance Benefit Plan), whether through a “management buy-out” or otherwise.

1.4 “Change of Control Plan” means the Exar Corporation Executive Officers’ Change of Control Severance Benefit Plan, adopted effective as of June 24, 1999 by the Company for the benefit of certain of its eligible executive employees.

1.5 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

1.6 “Common Stock” means the common stock of the Company.

1.7 “Company” means Exar Corporation, a Delaware corporation, or, following a Change of Control, the surviving entity resulting from such transaction.

1.8 “Executive Incentive Program” means the Executive Incentive Compensation Program maintained by the Company for the benefit of its eligible executive employees.

1.9 “Fiscal Year” means the twelve (12) month period ending on each March 31.

1.10 “Good Reason” will mean, for purposes of Section 4.1, (without Executive’s consent) a material reduction in Executive’s title, authority, level of reporting, or responsibilities. If the event that potentially constitutes Good Reason is capable of cure, Good Reason only will exist if the Company has not cured such event within thirty (30) days after receipt by the Company of written notice from Executive describing why Executive believes Good Reason exists.

1.11 “Good Reason” will mean, for purposes of Section 4.2, (without Executive’s consent) (i) a significant reduction of Executive’s duties, position or responsibilities, or the removal of Executive from such position and responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”, (ii) a reduction of Executive’s aggregate base salary and target bonus opportunity (“Base Compensation”) below Executive’s Base Compensation immediately before the Company’s acquisition or as in effect immediately prior to such reduction (unless the Company also similarly reduces the Base Compensation of all other Company senior executives), (iii) a request that Executive relocate to a worksite that is both more than thirty-five (35) miles from Executive’s prior worksite and more than thirty-five (35) miles from Executive’s personal residence (as of the effective date of the employment agreement), (iv) the failure of any successor of the Company to assume the obligations under the Agreement, and (v) a material violation by the Company of the Agreement. If the event that potentially constitutes Good Reason is capable of cure, Good Reason only will exist if the Company has not cured such event within thirty (30) days after receipt by the Company of written notice from Executive describing why Executive believes Good Reason exists.

ARTICLE 2

EMPLOYMENT BY THE COMPANY

2.1 Position and Duties. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of President and Chief Executive Officer, and Executive hereby accepts such employment. Executive will serve in an executive capacity, will continue to perform such duties as are customarily associated with the position of President and Chief Executive Officer and such other duties as are assigned to Executive by the Board, and will report solely and directly to the Board. During the term of this Agreement, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) solely to the business of the Company.

2.2 Term. This Agreement will have a term of three (3) years commencing on the Effective Date. Notwithstanding the previous sentence, in the event of a Change of Control that occurs prior to the three-year anniversary of the Effective Date while Executive continues to remain employed under this Agreement, the term of this Agreement will extend through the later of (i) the one-year anniversary of such Change of Control, and (ii) the three-year anniversary of the Effective Date.

2.3 Employment at Will. Executive’s employment is at will, and both the Company and Executive will have the right to terminate, with written notice, Executive’s employment with the Company at any time, and for any reason, with or without Cause. If Executive’s employment with the Company is terminated, Executive will be eligible to receive severance benefits only to the extent provided in Article 4 of this Agreement.

2.4 Employment Policies. The employment relationship between the parties will also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that to the extent that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

ARTICLE 3

COMPENSATION

3.1 Base Salary. Executive will receive for continued employment with the Company, during the term of this Agreement, a base salary at an annual rate of four hundred fifty thousand dollars ($450,000) effective as of February 16, 2005, payable in equal installments on the regular payroll dates of the Company, subject to applicable tax withholding. Such base salary (the “Annual Base Salary”) will be subject to increase as determined by the Board during the annual focal review period.

3.2 Incentive Compensation Payment. During the term of this Agreement, Executive will be eligible to receive an annual target incentive compensation payment for each Fiscal Year. Executive’s target award and maximum award percentages currently in place under the Company’s Executive Incentive Program will remain unchanged. Beginning with the Fiscal Year ending March 31, 2007, the amount of which incentive compensation payment under the Company’s Executive Incentive Program will be determined by the Compensation Committee of the Board (the “Committee”) following consultation with Executive.

3.3 Stock Option Grant. The Committee (i) granted to Executive on March 24, 2005, (the “Earlier Vesting Commencement Date”) a stock option to purchase two hundred thousand (200,000) shares of Common Stock with an exercise price equal to $13.52, which was the fair market value of Common Stock on the Earlier Vesting Commencement Date, which option will vest on each monthly anniversary date of the Earlier Vesting Commencement Date as to 1/48 of the shares of Common Stock subject thereto, subject to Executive’s continued service to the Company through each such vesting date. The stock option granted pursuant to this Section 3.3 was granted under, and will continue to be subject to the terms of, the Company’s 1997 Equity Incentive Plan and Executive’s Stock Option Agreement thereunder, each of which is incorporated by reference herein.

3.4 Restricted Stock Grant. The Committee granted to Executive on March 24, 2005 thirty thousand (30,000) shares of restricted Common Stock at a purchase price of $.0001 per share. The restricted stock grant is subject to a repurchase right by the Company, which lapses as to one-third (l/3rd) of the shares each year, beginning on March 24, 2006, subject to Executive’s continued service to the Company through each such date. The restricted stock was granted under, and will continue to be subject to the terms of, the Company’s 1997 Equity Incentive Plan and the Grant of Restricted Stock Purchase Right Agreement entered into between Executive and the Company, each of which is incorporated by reference herein.

3.5 Equity Awards. Executive will be eligible to receive options to purchase the Company’s common stock and other equity incentive awards pursuant to any equity incentive plans or arrangements it may have in effect from time to time. The Board or its designated committee will determine in its discretion whether Executive will be granted any such award or awards and the terms of any such award or awards in accordance with the terms of any applicable equity incentive plan or arrangement that may be in effect from time to time.

3.6 Standard Company Benefits. While Executive remains employed under the terms of this Agreement, Executive will be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, including health, disability, life and accidental death insurance coverage. In addition, Executive will be entitled to receive the following benefits while employed under the terms of this Agreement:

(a) Executive will be eligible to accrue up to twenty-two (22) days’ paid vacation for each year (plus paid holidays), which Executive may take in accordance with the Company’s standard policy regarding vacation time; provided, however, that the number of paid days of vacation Executive will be able to accrue will increase based on the Company’s established graduated scale to the maximum of twenty-five (25) days (or such maximum as then in effect under Company policies), as Executive’s seniority in the Company increases;

(b) the Company will provide Executive with life insurance coverage pursuant to a term life insurance policy in an amount equal to one million dollars ($1,000,000);

(c) the Company will provide Executive with a monthly automobile allowance equal to two thousand dollars ($2,000);

(d) the Company, pursuant to the terms and conditions of the Company’s Executive Health Plan, will reimburse Executive up to five thousand dollars ($5,000) for each Fiscal Year for the documented cost of covered medical expenses, without the need for any contribution by Executive; and

(e) the Company will reimburse Executive up to five thousand dollars ($5,000) per year for costs incurred by Executive for obtaining professional services, including, but not limited to, legal, tax planning, accounting and investment services), subject to Executive’s provision to the Company of reasonable documentation regarding expenses incurred.

ARTICLE 4

SEVERANCE AND CHANGE OF CONTROL BENEFITS

4.1 Severance Benefits for Certain Terminations Apart from a Change of Control. In the event that the Company terminates Executive’s employment for reasons other than Cause, or in the event Executive resigns as a result of Good Reason, more than two (2) months before or more than twelve (12) months after a Change of Control Executive will, within thirty (30) days following the date on which the Release described in Section 4.3 becomes effective in accordance with its terms and subject to compliance with the provisions of Article 6 of this Agreement, receive the following severance benefits: (i) a lump sum payment equal to two times Executive’s Annual Base Salary as in effect during the last regularly scheduled payroll period immediately preceding the termination of Executive’s employment, such lump sum payment to be subject to applicable tax withholding, and (ii) continued payment by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (A) twenty-four (24) months from the effective date of such termination, or (B) the maximum period of time the Company is required to provide Executive and his eligible dependants health continuation coverage under COBRA; provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.

4.2 Severance Benefits for Certain Terminations in Connection with a Change of Control.

(a) Severance Benefits. If within two (2) months prior through twelve (12) months following a Change of Control, the Company terminates Executive’s employment for reasons other than “Cause” or Executive resigns for “Good Reason,” Executive will, within thirty (30) days following the date on which the Release described in Section 4.3 becomes effective in accordance with its terms and subject to compliance with the provisions of Article 6 of this Agreement, receive the following severance benefits: (i) a lump sum payment equal to two (2) times Executive’s Annual Base Salary as in effect on the date of a Change of Control (or as increased thereafter), such lump sum payment to be subject to applicable tax withholding, (ii) the vesting and exercisability of the stock option referenced in Section 3.3 and the award of restricted stock referenced in Section 3.4 will be fully accelerated, and (iii) continued payment by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (A) twenty-four (24) months from the effective date of such termination, or (B) the maximum period of time the Company is required to provide Executive and his eligible dependants health continuation coverage under COBRA; provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.

(b) Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4.2(b), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4.2(b) will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4.2(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.2(b). In the event the Accountants determine that this Section 4.2(b) requires a reduction in Executive’s severance or other benefits, Executive will be provided the reasonable opportunity to determine the order in which severance and other benefits will be reduced. If Executive fails to make an appropriate reduction election within the reasonable time period determined by the Committee, in its sole discretion, the order of reduction will be determined by the Committee.

4.3 Release. Upon the occurrence of a termination that would entitle Executive to receive severance benefits pursuant to Sections 4.1 or 4.2 that are conditioned upon the execution of an effective release, and prior to the receipt of such severance benefits, Executive will execute a general release of claims (the “Release”) in the form provided to Executive by the Company, which will include, among other things, a reaffirmation by Executive that he will abide by the covenants set forth in Article 6. Such Release will specifically relate to all of Executive’s rights and claims in existence at the time of such execution and will confirm Executive’s obligations under the Company’s standard form of proprietary information agreement. If Executive fails to execute the Release or if Executive has an opportunity to revoke the Release and does so within the applicable revocation period, none of the aforesaid benefits will be payable under this Agreement. In addition, in the event Executive violates the covenants set forth in Article 6, his right to receive any continuing payments and benefits under this Agreement immediately will terminate.

4.4 Consulting Agreement. Subject to Executive having executed and not revoked the Release, for the three-month period following Executive’s termination of employment in situations that would trigger the payment of severance pursuant to Sections 4.1 or 4.2, Executive agrees to be available to the Company to help transition his duties and responsibilities to his successor (the “Consulting Term”). Nothing in this Agreement will in any way be construed to constitute Executive as an agent, employee or representative of the Company during the Consulting Term, and Executive will perform all services hereunder during the Consulting Term as an independent contractor. Executive acknowledges and agrees that Executive is obligated to report as income all compensation received by Executive pursuant to this Agreement during the Consulting Term, and Executive agrees (and acknowledges the obligation) to pay all self-employment and other taxes thereon. During the Consulting Term, the Company will pay Executive $1,000 per month for his services. In addition, all of Executive’s outstanding options, awards of restricted stock and other equity awards will continue to vest (to the extent not already vested and to the extent they would otherwise vest pursuant to the agreements relating to such awards) and in all other respects will remain subject to the terms and conditions of the agreements relating to such awards. During the Consulting Term, Executive acknowledges that Executive will no longer be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company and will not receive any additional benefits from the Company, except for the payments and benefits provided for in this Section 4.4.

4.5 Deemed Termination for Cause. Notwithstanding anything to the contrary in this Article 4, Executive’s termination of employment will be deemed to have terminated for Cause if, after Executive’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Board, a termination for Cause. In such event, Executive acknowledges that the payment of any severance pursuant to Sections 4.1 and 4.2 will have been made in error. Accordingly, Executive will be required to pay to the Company all severance payments paid to him pursuant to Sections 4.1 or 4.2, including, without limitation, all amounts paid by the Company to reimburse Executive’s COBRA premiums any payments made to Executive during the Consulting Term. In addition, (i) the portion of the stock option referenced in Section 3.3 that vests as the result of the provisions of Sections 4.2 (the “Accelerated Option”) will immediately terminate and Executive will have no further rights with respect thereto, (ii) any shares of restricted stock referenced in Section 3.4 that vest as a result of Section 4.2 (the “Accelerated Restricted Stock”) and all outstanding shares of Company capital stock acquired by Executive as a result of exercising the Accelerated Option, will immediately be forfeited to the Company and the Company will repay to Executive any amounts he paid for such stock, unless at the time of forfeiture the then fair market value of such stock (as determined by the Board in its sole discretion) is less than the price paid by Executive for such stock, in which case such stock will be forfeited to the Company at no cost to the Company, and (iii) Executive will pay to the Company an amount equal to any gain realized by Executive from the sale of any Accelerated Restricted Stock or any capital stock acquired from the Company through the exercise of the Accelerated Option. For purposes of clause (iii) of the foregoing sentence, gain will be calculated as the amount Executive received upon disposition of the shares (but in no event less than the fair market value of the shares on the date of such disposition, as determined by the Board in its sole discretion) over the amount paid, if any, by Executive for such capital stock together with taxes paid, if any, by Executive in connection with the acquisition, vesting and/or disposition of such capital stock (which Executive will have the burden of substantiating the amount of taxes paid, if any, to the reasonable satisfaction of the Board).

4.6 Mitigation. Executive will not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or otherwise.

4.7 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to Article 4 of this Agreement or otherwise on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable Sections of this Article 4, if the Company reasonably determines that the imposition of additional tax under Section 409A of the Code will not apply to an earlier payment of such cash severance payments.

4.8 Other Terminations. Only terminations of employment described in the foregoing provisions of this Article 4 will entitle Executive to severance benefits pursuant to the terms of this Agreement. Accordingly, terminations for any reason not so described (such as, without limitation, on account of Executive’s disability or death) will not entitle Executive to such severance benefits.

ARTICLE 5

OUTSIDE ACTIVITIES

During the term of Executive’s employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that was known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company. Notwithstanding the foregoing, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation will not in the aggregate constitute more than 1% of the voting stock of such corporation. In addition, Executive may, with approval of the Board, serve as a director on the boards of directors of other corporations and business entities so long as such corporations or business entities do not compete directly with the Company, in any area of the world, in any line of business engaged in (or planned to be engaged in) by the Company, and so long as such service does not materially interfere with the performance of Executive’s duties hereunder. Executive also may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

ARTICLE 6

NONINTERFERENCE

While employed by the Company, and for one (1) year immediately following the date on which Executive terminates employment or otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee’s employment in order to become an employee of or a consultant or independent contractor to or for any person, corporation, firm, partnership or other entity whatsoever. Executive’s duties under this Article 6 will survive termination of Executive’s employment with the Company and the termination of this Agreement.

ARTICLE 7

GENERAL PROVISIONS

7.1 Notices. Subject to the remaining provisions of this Section 7.1, any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll. Any termination by the Company, whether or not for Cause, or by Executive for Good Reason, will be communicated by a Notice of Termination to the other party hereto given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, if to the Executive, then to Executive at his address as set forth in the Company’s records, and, if to the Company, to Exar Corporation, 48720 Kato Road, Fremont, California 94538 Attention: Law Department. For purposes of this Agreement, a Notice of Termination means a written notice which (i) indicates the specific termination provision in the Agreement relied upon and (ii) if the termination date of Executive’s employment is other than the date of receipt of such notice, specifies such termination date (which date will be not more than fifteen (15) days after the giving of such notice). The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or of Good Reason will not waive any right of the Company or of Executive, respectively, or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing its or his rights under this Agreement.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, they will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement, unless such waiver is agreed to in writing by both parties.

7.4 Complete Agreement. As of the Effective Date, this Agreement wholly supersedes and renders without further force or effect any prior agreements between Executive and the Company, including the Change of Control Plan and all other agreements relating to compensation and benefits between the Company and Executive, except the Proprietary Rights Agreement and the agreements relating to the stock option referenced in Section 3.3 and the restricted stock award referenced in Section 3.4, to the extent not inconsistent with the provisions of this Agreement. This Agreement, along with the documents incorporated by reference herein, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by Executive and by an officer of the Company.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

7.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that (i) Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which will not be withheld unreasonably and (ii) the Company may assign its rights and duties hereunder only to a parent or subsidiary of the Company or to a corporation or other entity that will become the Company’s successor in interest due to a merger, consolidation, acquisition or similar transaction.

7.9 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved solely and exclusively by final and binding arbitration held in Santa Clara County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this Section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration will be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it will be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

7.10 Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action will be responsible for its own attorneys’ fees and costs incurred in connection with such action.

7.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to its principles of conflicts of law.

7.12 Acknowledgement. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXAR CORPORATION

By:	/S/ DONALD L. CIFFONE, JR.

Title:	Chairman of the Board

Date:	August 2, 2005

ACCEPTED AND AGREED THIS 2ND DAY OF AUGUST, 2005

/S/ ROUBIK GREGORIAN
ROUBIK GREGORIAN